Exhibit 10.11

(1) PCAS Group

- and -

(2) CoLucid Pharmaceuticals, Inc.

Master Services Agreement

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made effective as of the 11th day of July, 2014 (“Agreement Date”).

BETWEEN:

(1)	PCAS Group, BP 181 - 23 Rue Bossuet, Z.I. La Vigne aux Loups 91160 Longjumeau - France (which with its Affiliates as defined below, will be referred to as “PCAS”) and

(2)	CoLucid Pharmaceuticals, Inc., a company incorporated under the laws of Delaware, whose corporate office address is c/o Pappas Ventures, 2520 Meridian Parkway, Suite 400, Durham, NC 27713 (“COLUCID”),

Hereinafter, PCAS and COLUCID may be referred to jointly as the “Parties” or individually as a “Party”.

WHEREAS, COLUCID is the owner of certain proprietary compounds and wishes to engage PCAS to manufacture and/or package, label and store for COLUCID a certain compound referred to as COL-144 (lasmiditan) and/or certain of its intermediates, or develop synthesis processes as from time to time requested by COLUCID;

WHEREAS, PCAS is a contract manufacturer that possesses the necessary technical capabilities, expertise and facilities for the manufacture of certain active pharmaceutical ingredients, and is willing to perform Services for COLUCID as described in Work Orders and as specified in this Agreement;

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby agree, intending to be legally bound, as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate”	with respect to a company shall mean any other entity or person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such company; “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a company, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a company.

“Business Day”	shall mean every day of the week except Saturday, Sunday and a nationally recognized holiday of either France, or the USA.

“Certificate of Analysis”	shall mean a certificate of analysis prepared by PCAS for each delivery of a Product, as applicable, to prove compliance with the Specifications.

“COLUCID Intellectual Property”	shall have the meaning set forth in Section 5.

“Compound”	shall mean COL-144 (lasmiditan) active pharmaceutical ingredient and/or any other small molecule compound with the chemical structure provided by COLUCID for the purpose of the provision of Services by PCAS.

“Confidential Information”	shall have the meaning set forth in Section 4 of this Agreement.

“Disclosing Party”	shall have the meaning set forth in Section 4 of this Agreement.

“cGMP”	(current Good Manufacturing Practices) means the current good manufacturing practices described in U.S. 21 CFR, Parts 210 et seq., as amended and any similar requirement of other jurisdictions, including without limitation ICH and EU GMP requirements.

“Product”	shall mean the physical batches of COL-144 API (lasmiditan) resulting from the Services.

“Project”	shall mean the Services performed under a specific Work Order.

“Project Coordinators”	shall have the meaning set forth in Section 2.4 of this Agreement.

“Project Manager”	shall mean the project leader appointed by each Party who shall be the primary point of contact for the other Party on issues related to the Services.

“Proposal”	shall mean a written description or protocol mutually agreed between the Parties and signed by both Parties describing the Services to be performed by PCAS, including but not limited to the agreed upon scope of work provided or approved by COLUCID, such as the quantities of material to be manufactured and/or packaged, the Specifications and the envisaged manufacturing dates of same.

“Purchase Order”	shall mean a purchase order signed by the COLUCID ordering specific Services pursuant to a Work Order.

“Quality Agreement”	shall mean the agreement regarding quality standards as described in Section 2.11.

“Quotation”	shall mean a quotation issued by PCAS in connection with a Proposal.

“Receiving Party”	shall have the meaning set forth in Section 4 of this Agreement.

“Report(s)”	shall mean all documentation required by the Work Order and Specifications regarding the Product and Services performed under this Agreement and all regular updates and status reports provided by the Project Manager in accordance with Section 2.5.

“Services”	shall mean the particular services that PCAS is obligated to furnish to COLUCID as described in a Work Order. The services covered by this Agreement may be custom chemical synthesis, chemical process research, chemical process development, scale-up studies, chemical manufacturing, regulatory, clerical, project management, laboratory services, including analytical development and quality control testing, and other appropriate research, development and manufacturing services requested by COLUCID and agreed to by PCAS.

“Specifications”	shall mean the GMP requirements, procedures, process parameters, analytical tests and other attributes and written specifications for the Product, which the Parties agree are necessary for the manufacture and release of the Product for use in clinical trials. Specifications will be specified in the respective Work Order and shall include the quality specifications contained in the Quality Agreement. The Parties recognize that the specifications in a specific Work Order may change during the term of the applicable Project, as agreed by the Parties. Copies of the Specifications (including any amendments thereto) shall be maintained by both Parties and shall be incorporated by reference herein.

“Work Order”	shall mean a written description of the Services to be performed by PCAS for COLUCID pursuant to this Agreement, including the applicable scope of work, Reports, Specifications, delivery dates and compensation relating to such Services. Each Work Order shall be substantially in the form provided in APPENDIX A or in the form of a Proposal, and shall be executed by both COLUCID and PCAS.

The Section and Appendix headings are for convenience only and shall not affect the interpretation of this Agreement.

References to Sections are to Sections in the main body of this Agreement, and references to Paragraphs are to Paragraphs of the Schedules.

References to the singular include the plural and vice versa, and references to one gender include the other gender.

2.	SCOPE OF SERVICES.

2.1	From time to time during the term of this Agreement, PCAS and COLUCID may enter into one or more Work Orders for certain specified Services. The Parties will initiate specific Services by agreeing on a Proposal or other Work Order. COLUCID may then issue a Purchase Order solely for administrative purposes. No Purchase Order, Quotation, or invoice, including the terms and conditions therein, shall be deemed to vary the terms of this Agreement or any agreed Work Order. If the terms of a Work Order conflict with the terms of this Agreement, the terms of this Agreement will control, unless this Agreement expressly allows a Work Order to modify a specific term and the Work Order clearly expresses the Parties’ intent to do so. Work Orders expire according to their own terms or, if not specifically stated, on the date the particular work is completed. Each Work Order for Services to be performed by PCAS for COLUCID under this Agreement shall be incorporated by reference and be attached hereto as consecutively numbered Appendices A. Changes to an existing Work Order (including accepted Proposals that serve as a Work Order) must be evidenced by a new or amended Work Order executed by both Parties.

2.2	PCAS shall perform all Services in accordance with the applicable Work Order, Quality Agreement and Specifications at the development and manufacturing facilities specified in the relevant Work Order. Unless otherwise agreed in writing with COLUCID, all Compounds and Product manufactured by PCAS for COLUCID and delivered to COLUCID shall conform to the relevant Specifications outlined in the applicable Work Order. PCAS shall, upon request, produce for COLUCID specified quantities of Compounds and manufacture, supply, package and deliver to COLUCID the resulting Product, Report and related documentation within the Services and provide such other Services as are described in the applicable Work Order.

2.3	PCAS will comply with all applicable laws, regulations and professional and industry standards relating to the provision of the Services, including without limitation, cGMP where applicable. PCAS will ensure that its staff employed in providing the Services has the necessary skills and training and the facilities and equipment necessary to provide the Services in accordance with industry standards. PCAS will complete the work and deliver the Product on the delivery date specified in the applicable Work Order.

2.4	The Services shall be managed by a senior level technical manager at PCAS named in the Work Order as Project Manager. In addition, the Parties shall appoint employees responsible for coordination of individual types of Services (the “Project Coordinators”). The Project Coordinators shall be the persons named in the Work Order or otherwise specified in writing to the other Party. COLUCID will be able to meet and communicate directly with the PCAS Project Manager and the Project Coordinators.

2.5	The Project Manager shall be responsible for providing regular updates to COLUCID (at mutually agreed intervals and in mutually agreed formats) detailing the current status of Services performed, the Services completed and Services to be performed for each Project. All such reports shall be in English and PCAS shall draft minutes of each meeting/teleconference for review by COLUCID, with the final version of such minutes to be agreed upon by email within five Business Days after the meeting/teleconference. PCAS shall use reasonable efforts to retain the Project Manager and the Project Coordinators for the duration of the Project(s). In the event the Project Manager or the Project Coordinators cannot be retained, PCAS will notify COLUCID without undue delay.

2.6	All Products and materials shipped by PCAS will be shipped in compliance with applicable laws, the Work Order and any applicable Specifications, [F.C.A. COLUCID’s facilities or a third party designee specified in the applicable Work Order] (as such term is defined by Incoterms 2000). Absent specific instructions from COLUCID, PCAS will select the carrier and ship freight prepaid, with the cost thereof charged to COLUCID. PCAS will bear the risk of loss for all Products and materials associated with the Services from the time delivered to PCAS’s facility or manufactured by PCAS (as applicable) until the Product or material is delivered to [COLUCID or to the designated facility specified in the applicable Work Order], including any cost of insurance for such Products and materials, risks in transit, and risks associated with customs delays, storage, and handling. In the event that COLUCID wishes PCAS to store the Product, both Parties will sign the storage agreement attached as Appendix C.

2.7	PCAS will store the Compound as specified in the Specifications, the applicable Work Order and the Quality Agreement. PCAS will keep COLUCID’s title to all Compound, work-in-process and Products in PCAS’s custody free and clear of all liens and encumbrances. PCAS will not use the Compound or any materials provided by COLUCID for any purpose other than the performance of the Services.

2.8	PCAS shall provide a Certificate of Analysis (and any required Report, such as a Campaign Report) to COLUCID or its designated agent with each shipment of supplied Product made hereunder. Such Certificate of Analysis shall certify with respect to each shipment and lot (identified by batch/lot or control number): (I) the quantity of the shipment and (ii) that the Product delivered was manufactured in accordance with the Specifications, cGMPs (as applicable) and the master batch records (if applicable) and documented according to requirements of laws, rules and regulations and applicable production SOP’s as specified in the applicable Work Order.

2.9	At its own expense, PCAS will create and maintain all records (a) required by this Agreement, the applicable Work Order and/or applicable laws that relate to this Agreement or the Services to be performed under this Agreement; (b) sufficient to demonstrate that any and all amounts invoiced to COLUCID under this Agreement are accurate and proper in both kind and amount; and (c) sufficient to demonstrate the accuracy of any representations or reports submitted to COLUCID under this Agreement. All such records shall be true and accurate. PCAS will maintain all such records for the longest of the following retention periods that applies; (I) any period prescribed by applicable laws or expressly stated in this Agreement; (ii) for records related to invoices, for three years after payment of the invoice by COLUCID, (iii) for records related to reports submitted to COLUCID, for seven years after the report is submitted; and (iv) for all records not addressed by one of the above, for seven years after the term of this Agreement.

2.10	If COLUCID or its designee reasonably deems that any Report or Products delivered to COLUCID hereunder fail to conform to the Specifications, then COLUCID or its designee shall notify PCAS thereof in writing (the “Deficiency Notice”). COLUCID or its designee shall retain the non-conforming Products and Report, and PCAS shall have the right to inspect such Products. COLUCID will notify PCAS of any latent defects, which are attributable to an act or omission of PCAS and cause a Product to fail to conform but that are not evident upon reasonable inspection at the time of delivery, in a Deficiency Notice within a reasonable period after discovery of the latent defect.

If PCAS receives a Deficiency Notice it will, at COLUCID’s discretion, either (i) replace, as quickly as possible, any such Products with an equal quantity of Products complying with the Specifications given in the applicable Work Order (and correct and replace the Report) at no additional cost to COLUCID or (ii) refund any payments made by COLUCID for the Product.

If PCAS disagrees with COLUCID’s determination that a Product is non-conforming, then PCAS may retest the Product at its own expense. If the rejected Product complies with the Specifications based upon the results of PCAS’s retest, PCAS shall immediately notify COLUCID in writing and COLUCID and PCAS shall meet to attempt to resolve the issues of disagreement. If the Parties cannot resolve the issue within 10 days, the Parties agree to each submit a sample (one sealed by COLUCID and one sealed by PCAS) to a mutually agreeable independent laboratory. The Parties shall have such independent laboratory analyze the samples submitted for conformity with the Specifications. The analytical result of such independent laboratory shall be final and binding on the Parties. Costs incurred by the independent laboratory for such analysis shall be borne by the Party whose opinion was found to be in error.

COLUCID or its designee shall dispose of any Products that are not in compliance with the Specifications at PCAS’s cost, and in compliance with all applicable laws. In the event a material error by PCAS in the performance of the Services renders the Services invalid, PCAS shall repeat the Services upon request of COLUCID at no additional expense to COLUCID.

2.11	Within a reasonable timeframe after the execution of this Agreement, the Parties agree to negotiate and execute a Quality Agreement with respect to the Services. Upon execution, the Parties agree that the Quality Agreement shall be attached to this Agreement as Appendix B. In case of any conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall control unless this Agreement expressly allows the Quality Agreement to modify the inconsistent term and the Quality Agreement clearly expresses the Parties’ intent to do so.

2.12	At the completion of the Services by PCAS or upon earlier termination of this Agreement for any reason and upon written request by COLUCID, PCAS shall transfer all work in progress, together with all materials, data, documentation, and other information that PCAS generated as part of providing the relevant Services to COLUCID, regardless of the method of storage or retrieval, in such form as is then currently in the possession of PCAS. PCAS shall ensure that any data stored electronically or on another similar medium is permanently deleted. Notwithstanding the foregoing, PCAS may keep one copy of any documentation necessary to comply with the record requirements of Section 2.8 and for its own legal archive.

2.13	Upon request, PCAS will, on a timely basis, provide COLUCID with all information reasonably necessary for COLUCID to comply with COLUCID’s regulatory requirements. PCAS shall fully cooperate with COLUCID, including supplying all information, data and rights of reference required by COLUCID, in connection with any regulatory and government filings made by COLUCID with respect to the Compounds and/or Products, at COLUCID’s expense.

3.	COMPENSATION.

3.1	Each Project will have outlined for it an invoicing structure for the specific work to be done under the applicable Work Order. PCAS may issue a Quotation for such work as part of the Proposal process. Any standard terms and conditions referenced in such Quotations shall not apply.

3.2

In consideration of the Services provided by PCAS under this Agreement, COLUCID will pay PCAS the compensation agreed upon in the applicable Work Order, including any fees, expenses, taxes and pass-through costs to be paid by COLUCID as specified in the Work Order. The Parties agree that PCAS shall not include any markup or overhead on pass-through costs or expenses. All sums payable under this Agreement shall be paid in U.S. Dollars ($). Payment will be due within thirty (30) days after COLUCID receives an invoice that complies with the requirements of this Agreement and any applicable Work Order. If any portion of an invoice is disputed, COLUCID will pay the undisputed amounts and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable.

3.3	The fees for Services set forth in the applicable Work Order shall include all compensation for PCAS’ full performance of the Services and all other obligations under this Agreement, with no other amounts owed to PCAS by COLUCID for labor, materials, expenses, time of staff, overhead, profit, taxes, insurance, or other costs or pass-through expenses. Further, no line item in any budget, Proposal or Quotation shall be exceeded by PCAS without prior written consent from COLUCID.

3.4	Invoices shall be sent by regular mail to the notice address specified in Section 12.1 below and a copy shall be sent electronically to the following e-mail addresses or to such other address as may be notified to PCAS in writing: kkelly@colucid.com.

3.5	Except as otherwise specified in this Agreement and/or agreed in a Work Order, PCAS shall be responsible for all expenses incurred by it in providing Services and fulfilling its obligations under this Agreement or under any Work Order.

4.	CONFIDENTIAL INFORMATION.

4.1	“Confidential Information” of a party means information or materials which have been or will be disclosed by such party to this Agreement, or such party’s agents, employees, Affiliates and representatives (“Disclosing Party”) to the other party to this Agreement, or the other party’s agents, employees, Affiliates and representatives (“Receiving Party”). Confidential information of COLUCID shall include, without limitation, compounds, materials, product formulations, formulas, methods, applications to governmental authorities, research programs, data, designs, techniques, processes, records, unpublished findings, trade secrets, inventions, ideas, know-how, improvements, discoveries, developments and other intellectual property; and business plans and information regarding research and development, Products, regulatory matters, marketing and sales, budgets and financial statements, licenses, strategic partners and Affiliates. Any and all data and results, documentation, records, Specifications, materials and reports generated as a result of the Services or generated from use of the Compounds is Confidential Information of COLUCID.

4.2	The Receiving Party shall treat all Confidential Information received from the Disclosing Party as the exclusive property of the Disclosing Party. The Receiving Party agrees not to disclose any Confidential Information to any third party without first obtaining the Disclosing Party’s written consent. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any reason or purpose other than the purpose for which it was disclosed. The Receiving Party recognizes and agrees that the Confidential Information of the Disclosing Party constitutes a valuable, confidential and proprietary asset of the Disclosing Party.

4.3	The Receiving Party agrees to limit access to the Confidential Information received hereunder to those of its employees who have a need to know of such Confidential Information for the performance of this Agreement.

4.4	The Receiving Party further agrees to ensure that the obligations of confidentiality contained in this Agreement shall be imposed on the employees, which receive Confidential Information, before such receipt. The Receiving Party shall be liable for any disclosure or use in violation of this Agreement by any person to whom it has disclosed Confidential Information.

4.5	The Receiving Party agrees to take the same measures to preserve the secrecy and confidentiality of all Confidential Information disclosed hereunder as it does in the case of its own most closely guarded confidential information, but no less than reasonable care.

4.6	The above provisions on confidentiality shall not apply to that part of such information which the Receiving Party is clearly able to demonstrate:

(a)	was lawfully in its possession prior to receipt from the Disclosing Party; or has been independently and lawfully developed by the Receiving Party without the benefit, use, knowledge of or access to any Confidential Information disclosed by the Disclosing Party, as shown by respective written records or documents; or

(b)	was in the public domain at the time of receipt from the Disclosing Party; or

(c)	became part of the public domain through no default of the Receiving Party, its Affiliates, directors, officers or employees; or

(d)	was lawfully received from a third party having a right of further disclosure; or

(e)	is required to be disclosed by law or applicable government regulations; provided that the Receiving Party immediately notifies the Disclosing Party upon becoming aware of such requirements, takes reasonable steps to ensure confidential treatment of such information, cooperates with the Disclosing Party’s efforts to limit or prevent disclosure, and that any disclosure is limited only to the governmental agency requiring such disclosure.

The foregoing exceptions do not apply to information that is identified as a trade secret by COLUCID. Confidential Information specific to particular products or circumstances shall not be deemed to be within the foregoing exceptions merely because it is embraced by general disclosures regarding other products and circumstances. A combination of features shall not be deemed to be within the foregoing exceptions merely because individual features of such combination are in the public domain or in the possession of the Receiving Party.

4.7

The above provisions regarding confidentiality and non-use shall remain in effect during the term of this Agreement and for a period ending five (5) years following the expiration or termination of this Agreement; provided any Confidential Information constituting a trade secret under applicable law, and identified by the Disclosing Party as a trade secret at the time of disclosure, shall continue to remain subject to these obligations for such longer period of time as such information remains a trade secret.

4.8	The Receiving Party shall return to the Disclosing Party all Confidential Information obtained, in whatever medium of expression, and all copies or derivatives of such information, upon the termination or expiration of this Agreement or at any time at the Disclosing Party’s request.

4.9	The Disclosing Party may be entitled to seek injunctive relief as necessary for the enforcement of this Article 4.

4.10	Except as specified in Section 5, nothing contained in this Agreement shall be deemed to grant to either Party any rights or licenses under any patent applications or patents or to any Compounds, know-how, technology, inventions or other intellectual property rights of the other Party.

4.11	PCAS shall not publish any articles or make any written or oral presentations relating to the Services or referring to results and data generated as part of the Services, in whole or in part or referring to COLUCID’s Confidential Information, without the prior written consent of COLUCID.

5.	INTELLECTUAL PROPERTY.

5.1	PCAS acknowledges that all work product and other information generated by PCAS in connection with the Services, including, without limitation, all rights (including any and all intellectual property rights), title and interests in and to any material, notes, data, results, records, inventions, processes, procedures, analysis, improvements, developments, discoveries and trade secrets made, conceived, reduced to practice, or discovered in the performance of the Services (whether or not patentable and/or copyrightable), or that incorporates or directly relates to the Compound(s), the use, manufacture or formulation thereof, or any other material, product or process belonging to COLUCID or its licensors, or to any improvement(s), enhancement(s) or refinement(s) of any of same (collectively, the “COLUCID Intellectual Property”), shall be the sole and exclusive property of COLUCID. PCAS shall promptly and fully disclose in writing to COLUCID any COLUCID Intellectual Property which is conceived or made solely by one or more employees of PCAS or jointly by one or more employees of PCAS and one or more employees of COLUCID as a result of performance of the Services.

5.2	PCAS agrees to assign, and hereby assigns to COLUCID, without further compensation, all rights, title and interest in and to any COLUCID Intellectual Property, throughout the world in any medium and including the right to create derivative works thereof, irrevocably and unlimited, especially the right to file patents in the name of COLUCID and the right to commercially exploit and license the patents. PCAS shall undertake all steps necessary to effectuate this assignment/transfer of the COLUCID Intellectual Property to COLUCID.

5.3	Without limiting the generality of the foregoing, PCAS agrees to assist COLUCID, or COLUCID’s designee, at COLUCID’s expense, to obtain and from time to time enforce and defend COLUCID’s rights in the COLUCID Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, and to execute all documents reasonably necessary for COLUCID to do so. PCAS warrants that all persons performing Services will or have assigned their rights in any COLUCID Intellectual Property to PCAS.

5.4	PCAS agrees that if COLUCID is unable because of PCAS’s or dissolution to secure PCAS’s signature to apply for or to pursue any application for any United States of America or foreign patents or copyright registrations covering the COLUCID Intellectual Property, then PCAS hereby irrevocably designates and appoints COLUCID and COLUCID’s duly authorized officers and agents as PCAS’s agent and attorney-in-fact, to act for and in PCAS’s behalf and stead to execute and fife any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by PCAS.

5.5	Notwithstanding anything contained herein to the contrary, any previously existing PCAS property or improvements thereto which may be used by PCAS in connection with the Services or during the term of this Agreement and which do not incorporate any COLUCID Intellectual Property or Confidential Information (“PCAS Property”), shall be the sole and exclusive property of PCAS; provided, however, that if PCAS incorporates or permits to be incorporated any PCAS Property into any of the COLUCID materials, PCAS hereby grants to COLUCID or COLUCID’s designees a non-exclusive, royalty-free, irrevocable, worldwide, fully paid-up, transferable license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, distribute and commercially exploit such PCAS Property solely to the extent required for COLUCID to make full use of COLUCID’s materials.

6.	SAFETY.

6.1	PCAS will comply with all applicable laws, regulations and professional and industry standards concerning health, environmental and safety within its facilities, including without limitation, worker safety and labor laws.

6.2	PCAS will generate, handle, store, ship and dispose of all wastes associated with the manufacture of COLUCID’s products and the performance of the Services in accordance with applicable laws.

6.3	If either Party shall become aware of any safety hazards that relate to any of the Compounds or Products, it shall promptly notify the other Party by providing relevant information in its possession or control concerning such safety hazards.

7.	INDEMNIFICATION.

7.1	PCAS shall defend, indemnify and hold harmless COLUCID and its Affiliates and their respective officers, directors and employees from and against any and all claims, suits, demands, actions, causes of action, liabilities, damages, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys’ fees, accounting fees and expert witness fees) incurred by any of the foregoing in connection with any third party claim (collectively, “Losses”) to the extent arising out of (a) any act or omission of negligence, gross negligence or willful, wanton or intentional misconduct of PCAS or its Affiliates, representatives or subcontractors in the performance of its obligations under this Agreement; (b) any breach of PCAS’s obligations under this Agreement; (c) any claim that the Services performed by PCAS or COLUCID’s use thereof, infringes the intellectual property rights of a third party. The foregoing obligation to indemnify shall not apply to the extent the Losses result or arise from the act or omission of negligence, gross negligence or willful, wanton or intentional misconduct of COLUCID or its Affiliates.

7.2	COLUCID shall defend, indemnify and hold harmless PCAS and its Affiliates and their respective officers, directors and employees from and against any and all Losses to the extent arising out of (a) any act or omission of negligence, gross negligence or willful, wanton or intentional misconduct of COLUCID or its Affiliates in the performance of its obligations under this Agreement; or (b) any breach of PCAS’s obligations under this Agreement. The foregoing obligation to indemnify shall not apply to the extent the Losses result or arise from the act or omission of negligence, gross negligence or willful, wanton or intentional misconduct of PCAS or its Affiliates, representatives of subcontractors.

7.3	SUBJECT TO THE EXCEPTIONS CONTAINED IN THIS SECTION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST REVENUES OR PROFITS OR ANY (A) SPECIAL, (B) CONSEQUENTIAL, (C) PUNITIVE OR (D) INCIDENTAL DAMAGES (INCLUDING, IN EACH CASE, LOST REVENUES OR PROFITS), WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT A PARTY WAS ADVISED OF SUCH LOSSES/DAMAGES IN ADVANCE, RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, ANY WORK ORDER OR THE SERVICES WHETHER SUCH LIABILITY IS IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY) OR OTHERWISE.

NOTHING CONTAINED HEREIN IS INTENDED TO EXCLUDE OR LIMIT ANY LIABILITY FOR (A) DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S NEGLIGENCE OR (B) FRAUD.

THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO DAMAGES RESULTING FROM PCAS’S BREACH OF ITS OBLIGATIONS RELATED TO CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY CONTAINED IN SECTIONS 4 AND 5 NOR TO ANY DAMAGE ARISING OUT OF THE INTENTIONAL, WILLFUL OR WANTON MISCONDUCT OF PCAS NOR SHALL THEY LIMIT THE ABILITY OF COLUCID TO PURSUE INJUNCTIVE RELIEF UNDER THIS AGREEMENT.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1	Each Party represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite power and authority to conduct its business and perform its obligations under this Agreement; (c) the execution, delivery and performance by it of this Agreement have been duly authorized and approved by all necessary action on its part; (d) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles, and (e) the execution of this Agreement by it and performance by it of its obligations under this Agreement will not conflict with any other agreement with any third party to which it is a party. Each Party covenants that it shall not enter into any agreement with any third party that is inconsistent with its obligations and the rights granted to the other Party under this Agreement.

8.2	PCAS covenants that in performing the Services PCAS shall not, to the best of PCAS’s knowledge, infringe any patents or other intellectual property rights held by any third party; provided, however, that PCAS will not be liable for infringement arising solely due to specifications and instructions received from the COLUCID that PCAS did not know infringed the intellectual property rights of another party.

8.3	PCAS represents and warrants that it has the right to make any grants of intellectual property rights to the work product or other deliverables that it makes or is required to make under this Agreement.

8.4	PCAS represents and warrants that all work product created by PCAS for COLUCID under this Agreement is an original creation for COLUCID unless COLUCID acknowledges otherwise in the Specifications or another writing.

8.5	PCAS represents and warrants that it shall perform the Services in a professional and workmanlike manner and in compliance with all applicable laws (including cGMP as applicable), regulations, professional standards, the Specifications and the terms of this Agreement.

8.6	PCAS represents and warrants that all Products manufactured by PCAS under this Agreement shall be manufactured, tested, stored and transported in conformance with the Specifications mutually agreed in the relevant Work Order, and with relevant applicable laws related to the specific service and guidelines in all relevant countries, including cGMPs, as the same may be amended or revised from time to time.

8.7	PCAS represents and warrants that it will not use the Compound(s) or any materials provided by COLUCID for any purpose other than the performance of the Services and will not manufacture or supply Products for any third party or any use other than as directed by COLUCID in writing.

8.8	COLUCID represents and warrants that the performance of COLUCID’s responsibilities under this Agreement, and COLUCID’s use of the Services and Products, will comply with all applicable laws.

9.	USE OF NAMES.

Except as required by applicable law or regulation, neither Party shall use the name or logo of the other Party, nor of any employee of the other Party, in connection with any publicity or promotional material, without the prior written approval of the other Party.

10.	TERM AND TERMINATION.

10.1	The term of the Agreement shall commence as of the Agreement Date and continue five (5) years from the Agreement Date, unless earlier terminated or canceled in accordance with this Section 10. Notwithstanding the foregoing, if any Work Orders are in effect on the day that this Agreement would otherwise expire, then this Agreement will remain in effect solely for the purpose of those Work Orders until their respective expiration, cancelation or termination. The initial term of this Agreement may be extended by mutual written consent of both Parties.

10.2	COLUCID shall have the right to terminate or cancel this Agreement or an individual Project at its sole discretion and without cause upon thirty (30) days’ prior written notice to PCAS. In the event of such termination or cancellation, PCAS will use its best efforts to mitigate costs during the notice period, and COLUCID will pay PCAS for all Services performed up to the date of termination and reasonable non-cancelable costs incurred in connection with the Services, in accordance with the terms of this Agreement and the applicable Work Order. If payments made by COLUCID for a Project exceed the amount owed for Services performed before the Project’s termination or cancellation, PCAS agrees to return the excess balance to COLUCID.

10.3	This Agreement may be terminated by a Party, without prejudice to other rights or remedies available under this Agreement or by law, by giving written notice to the other Party in the event of a material breach by the other Party of its obligations under this Agreement, unless such breach is cured by the breaching party within thirty (30) days after written notice of breach has been given to it.

10.4	Either Party may terminate this Agreement, upon written notice to the other Party, in the event that the other Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for 60 consecutive days, or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made an assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

10.5	Upon termination, cancellation or expiration of this Agreement for any reason regardless of cause, PCAS shall deliver all materials, copies of information and data owned by COLUCID including data generated by PCAS for COLUCID under this Agreement, regardless of the method of storage or retrieval, to COLUCID in such form as is then currently in the possession of PCAS, and PCAS shall ensure that any data stored electronically or on another similar medium is permanently deleted. PCAS reserves the right to retain, at its cost and subject to the confidentiality provisions herein, materials, information or data that are required to satisfy regulatory or other legal requirements.

10.6	Upon termination, cancellation or expiration of this Agreement and request by COLUCID, PCAS will cooperate in transferring PCAS’s obligations and any work in progress to COLUCID or COLUCID’s designated third party supplier, including reasonable assistance to COLUCID in qualifying a third party manufacturer. As part of PCAS’s duty to cooperate, PCAS agrees to provide to COLUCID or a third-party designated by COLUCID, at COLUCID’s request, a full inventory of all work in progress, together with all COLUCID Intellectual Property (including without limitation all, data, documentation, and other information that PCAS generated as part of providing Services to COLUCID). All such assistance and cooperation shall be free of charge if the termination of this Agreement or applicable Work Order is due to a breach by PCAS.

10.7	The termination, cancelation or expiration of this Agreement shall not relieve either Party of any obligations that are expressly indicated to survive termination and shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. The rights and obligations of COLUCID and PCAS, which by intent or meaning have validity beyond termination, cancelation or expiration of this Agreement (including without limitation, rights with respect to inventions, discoveries and improvements, confidentiality, indemnity and limitations of liability) shall survive the termination, cancelation or expiration of this Agreement or any Work Order.

10.8	PCAS acknowledges and agrees that neither the termination, cancelation nor expiration of this Agreement shall affect in any manner COLUCID’s right to manufacture and sell or have manufactured and sold the Product.

11.	FORCE MAJEURE.

11.1	If the performance of this Agreement or any obligation under this Agreement (except for the payment of any sum of money) is prevented, restricted or interfered with by reason of any circumstances beyond the reasonable control of the Parties (such as government action, war, fire, explosion, flood, strike, lockout, embargo or act of God) then the Party so affected shall, upon giving prompt notice in writing to the other Party, be excused from such performance or obligation to the extent of and for the duration of such prevention, restriction or interference. Any payment obligations relating to periods of excused performance shall also be excused and any advance payments for periods of excused performance shall be refunded or credited.

11.2	If any of the circumstances described in Section 11.1 prevails for a continuous period in excess of six (6) months, the Parties hereto shall enter into good faith discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in all of the circumstances.

11.3	Nothing in this Section 11 shall affect COLUCID’s right to cancel or terminate this Agreement in accordance with Section 10.

12.	MISCELLANEOUS

12.1	Notices.

12.1.1	Any notice or other communication required to be given under this Agreement shall be in writing in the English language and shall be sent by pre-paid airmail or courier or by fax or email to the address, fax number or email address set out below or to such other address, fax number or email address as may from time to time be notified to the other Party in writing under this Agreement. Any notice so sent is effective when received.

Notices to: PCAS PCAS, Inc. BP 181 - 23 Rue Bossuet, Z.I. La Vigne aux Loups 91160 Longjumeau - France With copy to:

Notices to: COLUCID

CoLucid Pharmaceuticals, Inc.

P.O. Box 14401

Durham, NC 27709

or (for overnight courier only):

[Home address redacted]

Fax: 919-806-4301

Email: kkelly@colucid.com

Contact Person: Kathy Kelly

With copy to:

Faegre Baker Daniels

Attention: Jennifer Kremp

600 East 96th Street, Suite 600

Indianapolis, IN 46240

12.2	Enforceability.

If any provision or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent or other competent authority, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions of this Agreement will not be affected thereby and such unenforceable provision shall be deemed to be deleted from this Agreement and the Parties shall substitute for any such unenforceable provision an enforceable provision that achieves to the greatest extent permissible the economic, legal and commercial objectives of the unenforceable provision.

12.3	Waiver.

Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

12.4	Entire Agreement and Amendments.

This Agreement and all appendices and exhibits attached hereto in accordance herewith constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement. No change may be made to this Agreement except in writing in the English language signed by the duly authorized representatives of both Parties.

12.5	Relationship of the Parties.

Each Party to this Agreement is an independent contractor and nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal and agent, or joint venturers. Employees and agents of one Party are not employees or agents of the other Party, shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation. Neither Party shall act or describe itself as the agent of the other Party nor shall it represent that it has any authority to make commitments on the other Party’s behalf.

12.6	Assignment.

Neither Party shall be entitled to assign this Agreement and/or the obligations of this Agreement without the prior written consent of the other Party, with the sole exception that COLUCID may assign this Agreement in conjunction with the merger or sale of all or substantially all of the assets to which this Agreement relates without the prior written consent of PCAS.

12.7	Subcontracting.

PCAS shall not subcontract any of its obligations under this Agreement or any Work Order to any subcontractor unless approved in writing in advance by COLUCID. Where the Services or part thereof are subcontracted by PCAS with COLUCID’s consent, PCAS shall carry out such reconciliations, checks and testing as are reasonable to verify the integrity of the work carried out by subcontractor and to verify that all materials including but not limited to the Compound, COLUCID Intellectual Property or other property of COLUCID provided by PCAS to such subcontractor are handled by subcontractor in accordance with the terms of this Agreement. Notwithstanding COLUCID’s consent to use of such subcontractor, PCAS will be responsible to COLUCID for any portion of the performance of this Agreement by such subcontractor to the same extent as if that performance was rendered directly by PCAS.

12.8	Publicity.

COLUCID and PCAS shall not make any announcement, or comment upon, or otherwise provide any information to any third party (other than its legal and financial advisors) for promotional or any other purpose, concerning the existence of this Agreement, the terms thereof, or amendments thereto, the performance of this Agreement and/or any dispute or disagreement relating to this Agreement without the prior written consent of PCAS or COLUCID respectively, except for disclosures required by law or stock exchange rules or to pursue legal resolution of a dispute hereunder.

12.9	Prior Agreements.

The terms of this Agreement apply to the Services listed in the Proposal(s) or other Work Orders attached to this Agreement in Appendix A (retroactively if applicable) and supersede any other prior agreements (oral or in writing) relating to the Proposal(s) or other Work Orders.

12.10	Governing Law and Jurisdiction.

The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles, and the laws of the United States. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties will try to settle their differences amicably by themselves. Any such controversy or claim which the Parties are unable to resolve shall initially be submitted for review and resolution by the senior management of the Parties. In case the senior management cannot come to an agreement within a reasonable time, any action, suit or other proceeding initiated by either Party hereto under or in connection with this Agreement may be brought in any Federal or state court in the State of New York having jurisdiction over the subject matter thereof as the Party bringing such action, suit or proceeding shall elect. The Parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be affected by the means by which notices are to be given to it under this Agreement.

12.11	Inspection.

PCAS will permit COLUCID’s representatives (unless such representatives are competitors of PCAS) to examine or audit the work performed hereunder and the facilities at which the work is conducted, upon reasonable advance written notice, during regular business hours, solely to determine that the Services are being performed in accordance with Specifications, the applicable Work Order and this Agreement. All Confidential Information of PCAS disclosed or ascertained by COLUCID in connection with any audit or examination will be kept confidential in accordance with Section 4 of this Agreement, and COLUCID will not disclose to any third party or use such information for any purpose other than conducting the foresaid audit or examination under this Section 12.11 provided, however, that COLUCID may disclose the information if required by law or court order.

12.12	Debarment Certification.

PCAS agrees that PCAS has not and will not use in any capacity in connection with this Agreement the services of any person debarred under 21 USC 335(a)(a) or 21 USC 335(a)(b), (as amended) or under any similar laws of other countries. PCAS will require the same certification of its approved sub-contractors. In the event that PCAS or any person or organization PCAS uses, contracts with or involves in connection with this Agreement should become debarred or disqualified (or actions are taken that threaten the same) during the course of performance of Services under this Agreement, PCAS agrees to immediately notify COLUCID in writing.

12.13	Regulatory Authorities.

AT COLUCID’s request and expense, a representative of PCAS shall accompany COLUCID to meet with representatives of applicable regulatory agencies (collectively, “Regulatory Authority”), to explain or discuss any and all aspects of Services provided under this Agreement. Such visits shall be arranged at times mutually agreeable between COLUCID and PCAS. PCAS shall notify COLUCID of any request from Regulatory Authority, other federal or state agencies, or any third party to inspect or otherwise gain access to the records or other information related to COLUCID projects done under this Agreement. PCAS shall notify COLUCID of such requests prior to permitting any third-party access unless prior notice is not possible. PCAS agrees to permit inspection of its facilities and records by authorized representatives of the Regulatory Authority and as otherwise required by law. PCAS agrees to promptly notify COLUCID of any inspections or communications related to a Project by Regulatory Authorities and provide to COLUCID copies of such communications and the findings of any such inspections. PCAS acknowledges and agrees that it shall not disclose any Confidential Information of COLUCID to any Regulatory Authority unless such information is specifically required to be disclosed by such Regulatory Authority.

12.14	Insurance.

Each party shall maintain during the term of this Agreement and for at least five (5) years after expiration of the last batch of Product manufactured by PCAS under this Agreement, policies of insurance in the amounts and of the types reasonably appropriate for the conduct of their respective businesses. Each Party shall provide to the other Party upon request, certificates of insurance evidencing such coverage.

12.15	Set-Off.

Without limiting any party’s rights under law or in equity, either party may exercise a right of set-off against any and all amounts in default and due hereunder from one party to the other. For purposes of this Section 12.15, PCAS and its subsidiaries, parent and other direct and indirect affiliates will be deemed to be a single creditor.

12.16	Conflict of Interest.

During the term of this Agreement, PCAS shall not undertake to provide materials or services for any third party to the extent that such provision of materials and services would hinder, delay or adversely impact PCAS’s ability to provide the products and Services requested by COLUCID under this Agreement.

12.17	Third Party Beneficiaries.

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties hereto and their respective successors, assigns, and Affiliates.

12.18	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be delivered by one or both Parties by facsimile or electronic transmission with the same effect as if delivered personally.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their duly authorized representatives.

“PCAS”

PCAS Group

By:	/s/ D. Combis
Name:	Didier Combis
Title:	Sr. Director B.U. Exclusive Synthesis

“COLUCID”

CoLucid Pharmaceuticals, Inc.

By:	/s/ Thomas P. Mathers
Name:	Thomas P. Mathers
Title:	CEO